Exhibit 10.15
LEASE
(Springmaid Beach Resort)

THIS LEASE (this "Lease") is entered into as of December 30, 2014 (the "Effective Date") by and between IC Myrtle Beach LLC, a Delaware limited liability company ("Landlord") and an affiliate of KBS Strategic Opportunity REIT II, Inc., a Maryland corporation ("KBS SOR II") and IC Myrtle Beach Operations LLC, a Delaware limited liability company ("Tenant").
RECITALS
A.    Landlord has acquired from Leroy Springs & Company, Inc., a South Carolina not-for-profit corporation ("Prior Operator") the resort hotel and conference center commonly known as the "Springmaid Beach Resort and Conference Center", which includes a resort and conference center located at 3200 S. Ocean Boulevard, Myrtle Beach, South Carolina 29577 (the "Hotel") and campgrounds and recreational vehicle parking (the "Campgrounds and RV Park"), pursuant to that certain Purchase and Sale Agreement dated September 12, 2014 (as amended, the "Purchase Agreement"), between Landlord, as buyer, and Prior Operator, as seller.
B.    Landlord and Tenant desire to enter into a lease for the Hotel. The Campground and RV Park will not be leased to Tenant.
C.    Some of Prior Operator's personal property relating to the Hotel operations is being acquired by Landlord pursuant to the Purchase Agreement and leased or licensed to Tenant pursuant to this Lease for Tenant's use in operating the Hotel, while other items of such personal property are being assigned to Tenant for its use in operating the Hotel.
D.     Unless otherwise provided, defined terms used herein shall have the meanings set forth in Section 37.
AGREEMENT
NOW THEREFORE, for good and adequate consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.DEMISE OF THE PREMISES.
A.    Landlord hereby leases the Premises to Tenant, and Tenant hereby leases and takes the Premises from Landlord, only for the duration of the Term (defined in Section 2) and subject to the terms, conditions and covenants below, and subject to all matters of record or that are apparent by a survey or physical inspection of the Premises.
B.    Landlord hereby grants to Tenant, only for the duration of the Term and subject to the terms, conditions and covenants below, a revocable, non‑transferable, non‑sublicensable,

non‑exclusive license to use all Intellectual Property owned or licensed by Landlord as of the date hereof.
C.    Upon the expiration or earlier termination of this Lease, (i) all the Ancillary Rights and Obligations, to the extent then still in force and effect, shall be assigned to and become the property and obligation of Landlord, and (ii) Landlord shall have the right, at its option, to purchase all Tenant Owned Tangible Personal Property, if any, for its then Fair Market Value.
D.    This Lease is made and accepted subject to all indebtedness, liens, easements, rights, rights-of-way, conditions, covenants, mineral interests, royalties, reservations, restrictions and encumbrances of record in the real estate records of the county and state in which the Real Property is located and to all rights of tenants, licensees and concessionaires, in possession under unrecorded Use Agreements as of the date hereof, to the extent valid and enforceable against the Premises.
E.    In consideration of the foregoing demise of the Premises, Tenant hereby grants Landlord an option to purchase all of any and all Tenant Owned Tangible Personal Property located at or used in connection with the Premises at the then Fair Market Value, to be exercised in connection with Landlord's exercise of remedies pursuant to Section 17, or upon the expiration or earlier termination of this Lease. Landlord and Tenant agree that said option shall be subordinate to all liens and rights of First Mortgagee (hereinafter defined) under the Loan Documents (hereinafter defined).
2.    TERM.
A.    The term of this Lease (the "Term") shall be for five (5) years, commencing on the date hereof, unless sooner terminated in accordance with the terms and conditions of this Lease. Notwithstanding the foregoing, Tenant shall have the right to extend the Term of this Lease for up to three (3) additional terms of three (3) years each ("Additional Terms") by providing written notice of such extension on or before the date that is 30 days preceding the date upon which the then current Term would otherwise expire.
B.    Landlord shall have the right to terminate this Lease upon either (i) a sale of the Real Property or (ii) any of the members in Landlord (or if Landlord has only one member, then the members in such single member) buying out any other member in Landlord (or such single member), under the rights to do so provided in Landlord's (or such single member's) limited liability company agreement (as it exists on the date hereof). Upon any such termination under this Section, and, concurrently therewith, the provisions of Section 1.C with respect to the transfer of Ancillary Rights and Obligations and Tenant Owned Tangible Personal Property shall apply.
C.    Upon any termination of this Lease: (i) Tenant shall convey, assign or otherwise transfer to or as directed by Landlord, all remaining Ancillary Rights and Obligations, and surrender possession of the Premises to or as directed by Landlord in good operating condition (subject only to unperformed Major Repairs and to damage, destruction or other loss resulting from casualty or condemnation that Tenant is not obligated hereunder to repair, restore or replace); (ii) each of Landlord or Tenant shall execute and deliver such further assurances of the termination of this Lease as the other party may reasonably request and (iii) neither Landlord nor Tenant shall have any further obligations or liabilities hereunder, except (unless a termination pursuant to Section 2.B) for any obligations of indemnification for events or acts occurring prior to termination or arising out of such party's default under this Lease and for obligations to be performed upon expiration or termination.
3.    RENT. Tenant covenants and agrees to pay to Landlord, promptly when due, without notice or demand or deduction, abatement or set off of any amount for any reason whatsoever, as rent hereunder ("Rent"), all Basic Rent and all Percentage Rent (as defined below). All Rent to be paid by Tenant to Landlord shall be in lawful currency of the United States of America and shall be paid to Landlord at the address or into the account as may be designated from time to time by Landlord ("Landlord's Address").
A.    Basic rent for the Premises ("Basic Rent") shall be paid in monthly installments, each of which shall be due and payable in advance on the first business day of the calendar month in the amount specified in Exhibit A hereto.
B.    In addition to the Basic Rent, Tenant shall also pay during the Term, without notice, demand, abatement, reduction or set off, additional percentage rent ("Percentage Rent") in accordance with the formulae for Percentage Rent set forth in Exhibit B hereto. Percentage Rent for each calendar month during the Term shall be payable in monthly installments on the 20th day of the following calendar month. Within 20 days after the end of each calendar month in the Term, Tenant shall deliver to Landlord a statement executed by Tenant accurately setting forth the amount of Gross Receipts for such month and Tenant's calculation of the Percentage Rent payable for such month, itemized in reasonable detail. Within 90 days after the end of each calendar year of the Term, Tenant shall furnish to Landlord a statement accurately showing Gross Receipts and Percentage Rents for such year itemized in reasonable detail, and shall contemporaneously therewith pay any Percentage Rent due and unpaid for such year, provided, however, that if Tenant has overpaid Percentage Rents during such year, Landlord shall, at its option, either refund such excess to Tenant or credit the amount thereof to the next succeeding monthly, installments of Percentage Rent payable by Tenant. With respect to the last Lease Year of the Term, such annual reconciliation and adjustment, if any, shall be made within 30 days. The provisions of this Section 3.B shall survive the end of the Term.
C.    The term "Gross Receipts" with respect to any period shall:
(1)    Include all of the following items attributable to such period (determined in accordance with the Uniform System of Accounts for the Lodging Industry - 11th edition ("USALI") and generally accepted accounting principles ("GAAP"):
(a)    all gross revenues derived from the operation of the Premises and Tenant's business upon the Premises during such period, including, without limitations, revenues from:
(i)    the sale of all conference services;
(ii)    rentals of conference facilities;

(iii)    rentals of guest rooms;
(iv)    the sale of food, and of liquor, soft drinks and other beverages;
(v)    revenues from any gift shop located in the Premises, unless such gift shop is operated by a subtenant, concessionaire or licensee;
(vi)    dues paid by members for membership of any club associated with the Premises.
(vii)    charges for audio-visual services;
(viii)    sales of cigars, cigarettes, candy, and any and all other goods, services or merchandise (except sales from vending machines, which are addressed in clause (b) below);
(b)    revenues derived during such period in connection with the operation of any vending machines located in or on the Premises, but including only revenues received, collected or payable to Tenant (rather than the gross revenues of such vending machines) and specifically excluding all such revenues if any thereof are based on or constitute a share of the net income of such machines;
(c)    revenues derived during such period from any subtenant, licensee, concessionaire or assignee of Tenant or its subtenants, licensees, concessionaires or assignees, but only to the extent of the amounts received, collected or payable to Tenant from its subtenants, licensees, concessionaires or assignees, and specifically excluding all such revenues if any thereof are based on or constitute a share of the net income of such person or entity.
(2)    Exclude all of the following items attributable to such period (determined in accordance with USALI and GAAP:
(a)    federal state and municipal excise taxes and sales taxes paid by customers in connection with goods, merchandise or services purchased by them, to the extent such taxes are separately itemized on the customers' bills or checks;
(b)    gratuities to employees, if separately itemized on the customers' bills or checks;
(c)    subtenants', concessionaires' or licensees' security deposits, unless forfeited;
(d)    proceeds payable to Landlord from the sale, financing or other disposal of all or any part of the Premises;
(e)    proceeds payable to Landlord by reason of any hazard insurance policies, title insurance policies or items of a similar nature;

(f)    proceeds of any taking by condemnation or eminent domain by a public or quasi-public authority of all or any part of the Premises;
(g)    payments made to Landlord to induce it to enter into any lease, concession or licensing agreement or other transaction in connection with the Premises;
(h)    money received representing the amortization of subtenant, concessionaire, or licensee improvements;
(i)    amounts received from the sale of assets in connection with the liquidation or reorganization of Tenant's business, including any such sale occurring upon termination of this Lease;
(j)    credits, payments or refunds received from shippers or manufacturers resulting from Tenant's claims for loss or damage to merchandise in transit;
(k)    to the extent previously included in Gross Receipts for any period and then refunded or credited in such current period, the sales price of merchandise returned by customers;
(l)    amounts received from on account of any sales, liquor or gross receipts tax and paid directly to the taxing authority; and
(m)    amounts received from sale of U.S. postage stamps.
D.    For the purpose of ascertaining the amount payable as Percentage Rent, if any (and whether or not Tenant is obligated to pay Percentage Rent hereunder), Tenant shall keep on the Premises or at such other location acceptable to Landlord, for a period of not less than three years following the end of each year of the Term, records of the Gross Receipts, sales and hotel occupancy tax returns with respect to said years and all pertinent original records and accounts to show inventories and receipts of merchandise at the Premises, and daily receipts from all sales and other transactions by Tenant and, to the extent reported to Tenant in connection with any payments to Tenant based thereon, the receipts of any other persons conducting any business on or from the Premises during such three-year period. Such records and accounts shall indicate whether sales were for cash or credit and shall include, without limitation, cash register tapes, invoices, billing statements, original records of all telephone orders, settlement sheets of · transactions with subtenant, concessionaires and licensees, records of bank deposits, and such other records, if any, which would customarily be audited by an independent accountant in performing an audit of Tenant's receipts. All records specified to be kept by Tenant shall be kept in accordance with the USALI and GAAP. Landlord's authorized representative shall have the right to examine on the Premises (or at such other location approved by Landlord for their storage) all of such records during regular business hours.
E.    Landlord and/or First Mortgagee may, at any time, or times, examine or have audited Tenants records of Gross Receipts and sales tax, liquor tax and hotel occupancy tax reports, Tenant's inventory movement sheets, and other relevant records for such period, and Landlord's acceptance of any Percentage Rent tendered by Tenant shall not prejudice these rights. If it shall be determined as a result of such audit that there has been a deficiency in payment of Percentage Rent, then such deficiency shall become immediately due and payable as Percentage Rent hereunder, with interest at ten percent per annum from the date when such payment(s) of Percentage Rent should have been made until paid. The cost of the audit shall be borne by Landlord or First Mortgagee, as applicable, unless such audit shows that Tenant's statement was in error by two percent or more of the Gross Receipts of Tenant for the relevant year, in which event Tenant will pay the entire cost of such audit in addition to the amount of the deficiency in Percentage Rent disclosed by such audit (plus interest on such deficiency as set forth above). Any such audit may be required by Landlord at any time or times during normal business hours designated by Landlord upon three business days prior written notice to Tenant.
F.    Except as to any information which Landlord provides or is required to provide to the First Mortgagee pursuant to the Loan Documents, any information obtained by Landlord under Sections 3.B, 3.C, 3.D or 3.E shall be held in confidence by Landlord and shall not be divulged by Landlord to any person or used for any purpose, except that Landlord shall be permitted to divulge such information (1) when reasonable in connection with the trial of any action, proceeding or arbitration between Landlord and Tenant, (2) in connection with any bona fide prospective sale of the Premises or any part thereof, (3) to any mortgagee or prospective mortgagee of the Premises, and (4) pursuant to a subpoena duly and validly served upon Landlord. The First Mortgagee shall be permitted to reveal any information it receives from Landlord or Tenant relating to the Premises to any investor in any securities issued pursuant to any securitization of its loan, to any rating agencies, and any prospectus referring to such loan and to all other persons and entities which First Mortgagee believe is necessary, provided that Landlord and Tenant are given a fair opportunity to object to the proposed release of any information delivered to Tenant under restrictions regarding confidentiality. Tenant shall endeavor to obtain the consent of such third parties to any such release.
G.    Except as provided in Section 3.C(2)(1), computation of Percentage Rent shall be made separately and independently for each calendar year of the Term, without regard to the Gross Receipts received during or Basic or Percentage Rent paid for any other year of the Term.
H.    All other sums and charges of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease shall also constitute rent reserved under this Lease. Except as otherwise provided in Section 3.J, all Rent and such other sums and charges which are past due for more than 30 days shall bear interest at ten percent per annum from the due date until paid.
I.    Acceptance by Landlord of any late payment of Rent (including Percentage Rent) shall not constitute a waiver of any of Landlord's rights and remedies available in connection with any subsequent failure of Tenant to pay the Rent or to make any other payment due Landlord hereunder in the manner or time provided for herein.
J.    For each Additional Term, if any, commencing on the first day of Additional Term, the amount of the monthly installments of Basic Rent and the formulae for determining the Percentage Rent (including the Percentage Rent percentage(s) and the amount of threshold levels) shall be adjusted, if necessary, to fair market levels ("Fair Market Rents"), but in no event shall the Basic Rent amount be less than the amount of the debt service required to be paid pursuant to the Loan Documents. If Landlord and Tenant are unable to agree on Fair Market

Rents at least 60 days before such Rents are due to become effective, either of them may submit such issue to arbitration before (and under the applicable rules of) the American Arbitration Association, in its office nearest the Hotel, and the award of such arbitration shall be binding on the Parties and enforceable by either of them in any other legal proceeding. During the period of any dispute prior to such determination, the amounts payable as Rent hereunder shall in no event be less than those in effect for the immediately preceding period. Upon the final determination of the Basic Rent and Percentage Rent formula after a dispute and arbitration thereof, (A) any additional Basic Rent or Percentage Rent which, in accordance with such determination, is owing for the portion of such period which has already elapsed shall he immediately due and (B) Landlord and Tenant shall promptly execute an amendment to this Lease specifying such amounts and formula as the Basic Rent and Percentage Rent for the balance of such period (but any delay or failure in executing such amendment shall not affect Tenant's liability for payment of any increased amount of Basic Rent or Percentage Rent in accordance with such determination).
4.    SPECIAL ASSESSMENTS AND REAL ESTATE TAXES; GROUND RENTS.
A.    As a component of Basic Rent, Tenant shall pay to Landlord, and prior to the date the same are delinquent, all taxes, excises, levies and assessments, general and special, of whatever kind or nature, federal, state, county, municipal or otherwise, levied, assessed or imposed upon or with respect to the Premises or any part thereof or the business conducted thereon or which may become a lien upon the Premises or any part thereof.
B.    As a component of Basic Rent, Tenant shall pay to Landlord any and all taxes assessed against or with respect to the Intangible Personal Property, prior to delinquency.
C.    It is the intent of Landlord and Tenant to enter into a net lease by this instrument. Tenant shall pay all income taxes of Tenant with respect to any business conducted at the Premises, any sales or revenue taxes imposed upon the payment of Rent as provided for in this Lease, as well as all taxes, assessments, levies and charges with respect to the Premises payable as a consequence of ownership of the Premises (including the interests of both Tenant and Landlord therein) provided, however, that nothing herein shall be interpreted to render Tenant liable for the income taxes of Landlord.
D.    Tenant shall have the right to contest or review the amount or validity of any such tax required to be paid by Tenant hereunder by appropriate legal proceedings; provided, however, that such contest or review shall not relieve Tenant from its covenants to pay such tax at the time and in the manner as provided herein; and provided further that, if such contested tax is not paid beforehand and if such legal proceedings shall not operate to prevent the enforcement of the collection of the tax so contested and to prevent the sale of the Premises or any part thereof to satisfy the same, then, before instituting any such proceedings, Tenant shall furnish to Landlord a surety company bond, cash deposit or other security reasonably satisfactory to Landlord and the First Mortgagee, as security for full payment of such tax, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or be charges on the Premises or any part thereof in said legal proceedings. Upon termination of such legal proceedings or any time when Landlord or the First Mortgagee shall deem the security to be insufficient for the purpose, Tenant shall forthwith upon demand deliver to Landlord additional security as is sufficient and necessary for the purpose, and upon the failure of Tenant so to do, the security originally deposited shall be applied to the payment, removal and discharge of said tax and the interest and penalties in connection therewith and the charges and costs accruing in such legal proceedings and the balance, if any, shall be paid to Tenant, provided that Tenant is not then in default under this Lease. Notwithstanding anything to the contrary contained in this Section, Tenant shall pay (under protest, if necessary) all amounts due to the taxing authority to prevent the sale of the Premises or any part thereof to satisfy such amounts; and if Tenant fails to do at least ten days before any such anticipated sale (regardless of whether Landlord has given Tenant notice of such delinquency), then Landlord may do so on Tenant's behalf and without such default being thereby deemed waived or cured, either from any security posted with Landlord or from Landlord's own funds (for which Landlord shall be reimbursed in accordance with Section 17.H).
5.    CONDITION OF PREMISES. Landlord may, at its sole cost and expense, and commencing before or after execution hereof, renovate the Premises as described on Exhibit C attached hereto (the "Renovations"). Landlord may modify the scope of the Renovations at its sole and absolute discretion, and Tenant's obligations hereunder are not contingent upon Landlord's completion of the Renovations or Landlord making any other improvements to the Premises. Landlord shall construct such Renovations in coordination with Tenant so as to minimize the impact on Hotel operations to the extent reasonably possible. Tenant represents that it has examined the Premises, is satisfied with the physical condition thereof and agrees to accept same in "AS IS" condition. Tenant further acknowledges that Landlord has not made any representation as to such physical condition, the rents, leases, expenses of operation or any other matter or thing affecting or relating to the Premises, except as may be herein expressly set forth.
AS A MATERIAL INDUCEMENT TO LANDLORD'S ENTERING INTO THIS LEASE, (A) LANDLORD EXPRESSLY DISCLAIMS AND TENANT ACKNOWLEDGES AND ACCEPTS THAT LANDLORD HAS DISCLAIMED MAKING ANY REPRESENTATIONS, WARRANTIES, OR ASSURANCES WITH RESPECT TO THE PREMISES OTHER THAN AS SPECIFICALLY SET OUT HEREIN, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS OR WARRANTIES AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATIONS, GOVERNMENTAL APPROVALS OR GOVERNMENTAL REGULATIONS AND (B) TENANT AGREES THAT WITH RESPECT TO THE PREMISES IT WILL RELY UPON ITS INSPECTIONS THEREOF OR ITS DETERMINATIONS NOT TO INSPECT THE SAME, DOES HEREBY ACCEPT THE PROPERTY IN ITS "AS IS" CONDITION, WITH ALL DEFECTS, AND· WITHOUT REFERENCE TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
6.    USES, HOTEL MANAGER, ELIGIBLE INDEPENDENT CONTRACTOR
A.    Tenant is authorized and shall be permitted to use the Premises only for the following purposes: (A) operation and maintenance of the Premises as a first class hotel; (B) to the extent customarily found in similar hotels, operation of restaurant(s) and a related cocktail lounge(s), (including, without limitation, the sale of alcoholic beverages pursuant to a liquor license issued in the name of Tenant or its concessionaire), private club(s), banquet and conference facilities, lobby retail shops, health club, car rental, and on-site liquor and personal services; and (C) other incidental uses reasonably related to operation of a first-class hotel in the Premises. Tenant agrees to continuously use the Premises for the above-specified purposes (subject to temporary closures to repair any damage or destruction) and to diligently conduct its business thereon to produce a reasonable and substantial gross income. Tenant shall not cause, maintain or permit any public or private nuisance or any waste in, on or about the Premises.
B.    Tenant shall hire to perform day-to-day operation and management of the Hotel a qualified and experienced hotel manager, or wholly-owned subsidiary thereof, approved by Landlord, which approval shall not be unreasonably withheld, that, at all times, meets the requirements of Section 6(C) ("Hotel Manager").
C.    The Hotel Manager must, at all times, meet all of the following requirements:
(1)    The Hotel Manager does not own, directly or indirectly, more than thirty-five percent (35%) of the outstanding stock of KBS SOR II.
(2)    If the Hotel Manager is a corporation (within the meaning of the Code), no more than thirty-five percent (35%) of the total combined voting power of the Hotel Manager's outstanding stock (or thirty-five (35%) of the total shares of all classes of the outstanding stock) or, if it is not a corporation, no more than thirty-five percent (35%) of the ownership interest in its assets or profits is owned directly or indirectly, by one or more Persons owning thirty-five percent (35%) or more of the outstanding stock of KBS SOR II.
(3)    Neither KBS SOR II, the Tenant, the Landlord, nor any Affiliate thereof derives any income from the Hotel Manager.
(4)    At the time that the Hotel Manager enters into a Management Agreement with the Tenant to operate the Hotel, the Hotel Manager (or any "related persons" within the meaning of Section 856(d)(9)(F) of the Code) is actively engaged in the trade or business of operating "qualified lodging facilities" within the meaning of Section 856(d)(9)(D) of the Code for any Person who is not a "related persons" within the meaning of Section 856(d)(9)(F) of the Code with respect to KBS SOR II or the Tenant (an "Unrelated Person"). For purposes of determining whether the requirement of this paragraph (d) has been met, the Hotel Manager shall be treated as being actively engaged in such a trade or business if the Hotel Manager (i) derives at least ten percent (10%) of both its profits and revenue from operating "qualified lodging facilities" within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provides a "safe harbor" rule with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" within the meaning of such Code section.
7.    ALTERATIONS; RENOVATION.
A.    Tenant shall not make or permit to be made any structural demolition, alterations, additions, changes, renovations, enlargements or improvements of or to the Real Property or any part thereof (collectively, "Alterations"), without Landlord's prior written consent, which may be granted or withheld in Landlord's sole and absolute discretion.

B.    Subject to the limitations contained in Section 7.A, Tenant may, at any time during the Term, at Tenant's own cost and expense, make or permit to be made any non-structural Alterations, subject to Landlord's reasonable approval and such reasonable conditions as Landlord shall impose, provided, however, that Tenant shall not under any circumstances have the right to make any Alterations which would diminish the market value of the Premises or adversely affect the condition of the Hotel. Tenant shall pay and discharge all costs, expenses, damages and other liabilities which may arise in connection with or by reason of any Alteration, and shall indemnify, defend and hold harmless Landlord and the First Mortgagee from any claim, liability, cost or expense in connection therewith (including, but not limited to, reasonable attorney's fees and court costs).
C.    All buildings, improvements and appurtenances thereto, as well as all Alterations, shall be deemed to be affixed to and part of the Real Property demised herein, title thereto being in Landlord during and upon expiration of this Lease, subject to the leasehold estate reserved in Tenant during the Term. Upon expiration or earlier termination of this Lease, Tenant shall surrender and deliver the Premises to Landlord with any and all improvements and permitted Alterations, in the same condition in which they existed upon the later of the date hereof or the completion thereof, excepting only ordinary wear and tear and except for damage by fire or other casualty to the extent (but only to the extent) Tenant is not required to repair such fire or other casualty damage under the terms of this Lease.
D.    Tenant shall permit Landlord, the First Mortgagee or their authorized representatives to enter the Premises at all reasonable times during normal business hours for the purposes of inspecting the same and of making any necessary repairs to the Premises, and of performing any work therein that may be necessary to comply with any Laws (defined below), or that Tenant is obligated to perform but has not done so after written notice by Landlord, or that Landlord in its own discretion may elect to have performed, as the case may be. Nothing in this Lease shall imply any duty or obligation on the part of Landlord to do any such work or make any Alterations or repairs of any kind whatsoever to the Premises except as expressly provided herein.
8.    MAINTENANCE AND REPAIR.
A.    Landlord shall be responsible for all maintenance, repairs and replacements of the Real Property that are capitalized expenses under GAAP, unless occasioned by the act or negligent failure to act of Tenant, or any of Tenant's employees, contractors, agents, subtenants or licenses. Such maintenance, repairs and replacements include, but are not necessarily limited to, the replacement of roofs or other load bearing elements of Real Property structures, the replacement of major components of HVAC systems, elevators and escalators within the Premises; remediation of environmentally hazardous conditions, structural alterations required by building and safety codes or other applicable laws or by insurance underwriting requirements, and any other capital maintenance, repair and replacement. In no event shall Landlord's responsibilities include routine maintenance and replacements or other repairs, refurbishment or replacements which do not constitute capital repairs under GAAP. Except as set forth in this Section 8.A and in Section 15, Landlord shall have no duty to repair, replace or maintain the Premises or any part thereof.

B.    Except as otherwise provided in Sections 8.A and 15, Tenant shall, at Tenant's sole cost and expense, keep the Premises in good repair and condition and shall not permit or commit any waste thereof. Repairs, replacements and maintenance of the Premises shall be performed by Tenant in a prompt and diligent manner so as to avoid any event of default under any Loan Documents now or hereafter affecting the Premises with respect to the condition of the Premises, and in no event shall Tenant fail to perform such repairs later than 120 days after Landlord's written notice of the necessity therefore. Without limiting the generality of the foregoing, Tenant shall, at its sole cost and expense, but using funds from the Repair and Replacement Reserve (defined in Section 8.B(1) below) to the extent any funds then exist, repair and replace all Tangible Personal Property leased to Tenant pursuant to this Lease, which replaced Tangible Personal Property shall continue to be owned by Landlord.
(1)    For each fiscal year during the Term, Tenant shall, as additional Rent, contribute to a reserve for the periodic refurbishment, replacements and non-routine repairs of all Tangible Personal Property owned by Landlord, which reserve shall be held and owned by Landlord (the "Repairs and Replacement Reserve") no less than the amount specified in Exhibit D attached hereto, which funds Landlord shall make available to Tenant for use in making such periodic refurbishment, replacements and non-routine repairs of all Tangible Personal Property owned by Landlord. Tenant shall not, without Landlord's prior written consent (to be given or withheld in Landlord's sole and absolute discretion) expend any funds in the Repairs and Replacement Reserve for any purpose other than such refurbishment, replacements and repairs. To the extent Tenant makes any deposits with First Mortgagee (or its servicer for the First Mortgage Loan) pursuant to the Loan Documents for a repair and replacement reserve, Tenant's obligations to make contributions to the Repairs and Replacement Reserve shall be deemed reduced by the amount deposited with such First Mortgagee or servicer.
C.    (1) If Tenant fails to make any repairs to the Premises required to be made by Tenant under this Section 8 within a reasonable time period and in no event later than 120 days after Landlord's 'written notices of the necessity therefore, Landlord may, at Landlord's option, make or cause to be made such repairs, to the Premises, at Tenant's expense. Upon completion of such repairs by Landlord, Landlord shall submit to Tenant an invoice describing in reasonable detail the repairs so made to the Premises and verifying the payment for all labor and materials used in such repairs, and Tenant shall deliver to Landlord, within ten days after the date of Tenant's receipt of said invoice, cash reimbursement for the full cost of such repairs, in addition to interest thereon at ten percent per annum from the date such costs were incurred to the date of such payment from Tenant to Landlord.
(2)    Landlord shall not be required to give to Tenant the written notice of need for repair as described in Section 8.C(1) and Landlord shall be entitled to make or cause to be made to the Premises such repairs as are necessary and to obtain from Tenant reimbursement of the cost therefore, if the nature of any defect causing the need for such repair of the Premises creates an emergency. In the event of such repair by Landlord, Landlord shall be entitled to reimbursement by Tenant for the cost thereof, and interest thereon, all as provided in Section 8.C(l) above, upon delivery by Landlord to Tenant of an invoice complying with the criteria described in, above. For purposes of this Lease, the term "emergency" shall mean a condition which in Landlord's reasonable judgment poses an immediate and substantial threat to

Tenant's ability to conduct its business operations on the Premises, to the personal safety of Tenant's agents, employees, guests, customers and invitees and/or other Premises itself.
9.    COMPLIANCE WITH LAWS, REIT REQUIREMENTS
A.    EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 8.A AND 15 WITH RESPECT TO LEGALLY-MANDATED STRUCTURAL ALTERATIONS AND CAPITAL REPAIRS, TENANT SHALL, AT TENANT'S SOLE EXPENSE, COMPLY WITH ALL LAWS, STATUTES, REGULATIONS AND ORDINANCES APPLICABLE TO THE PREMISES AND/OR THE BUSINESS CONDUCTED THEREON BY TENANT ("Laws"). The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any such Law, shall be conclusive of the fact between Landlord and Tenant, although the existence of a breach of this Section shall not require that the matter first be adjudicated in any forum. If Tenant fails to so comply with all such Laws within a reasonable time period after Landlord's written notice thereof to Tenant, Landlord may at Landlord's option, take such actions as Landlord deems appropriate to ensure compliance, at Tenant's expense. Landlord shall submit to Tenant an invoice describing in reasonable detail the costs and expenses incurred by Landlord, and Tenant shall deliver to Landlord, within ten days after the date of Tenant's receipt of said invoice, cash reimbursement for the full amount of such costs and expenses, in addition to interest thereon at ten percent per annum from the date such costs were incurred to the date of such payment from Tenant to Landlord.
B.    Tenant understands that in order for KBS SOR II to qualify as a REIT, the following requirements (the "REIT Requirements") must be satisfied:
(1)    Anything contained in this Lease to the contrary notwithstanding, the average of the Fair Market Value at the beginning and end of a Fiscal Year of Landlord's Personal Property that is leased to the Tenant under this Lease shall not exceed fifteen percent 15% of the average of the aggregate Fair Market Value s of all of the Leased Property at the beginning and at the end of such Fiscal Year (the "Personal Property Limitation"). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord shall notify Tenant, and Tenant either (i) shall purchase at Fair Market Value any personal property anticipated to be in excess of the Personal Property Limitation ("Excess Personal Property") either from the Landlord or a third party or (ii) shall lease the Excess Personal Property from a third party. In either case, Tenant's Rent obligation shall be equitably adjusted. Notwithstanding anything to the contrary set forth above, Tenant shall not be responsible in any way for determining whether or not Tenant has exceeded or will exceed the Personal Property Limitation, and shall not be liable to Landlord or any of Landlord's shareholders in the event that the Personal Property Limitation is exceeded, as long as Tenant meets Tenant's obligation to acquire or lease any Excess Personal Property as provided above. This Section 9(B) is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.
(2)    Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by the sub-lessee thereunder would be based, in whole or in part, on either (i) the net income or net profits derived by the business activities of the sub-lessee or (ii) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
(3)    Tenant cannot sublet the Leased Property to any Person in which KBS SOR II, owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.
(4)    The owner of Tenant agrees to make an election for Tenant to be, and to operate as, a "taxable REIT subsidiary" of KBS SOR II within the meaning of Section 856(l) of the Code, or any similar or successor provision thereto.
(5)    Tenant shall not (i) directly or indirectly operate or manage a "lodging facility" within the meaning of Section 856(d)(9)(D)(ii) of the Code or a "health care facility" within the meaning of Section 856(e)(6)(D)(ii) or (ii) directly or indirectly provide to any other Person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated; provided, however, that Tenant may provide such rights to the Hotel Manager to operate or manage a lodging facility as long as such rights are held by Tenant as a franchisee, licensee, or in a similar capacity and such lodging facility is either owned by Tenant or is leased to Tenant by Landlord or one of Landlord's Affiliates.
(6)    Tenant agrees, and agrees to use reasonable efforts to cause Tenant's Affiliates, to use their best efforts to permit the REIT Requirements to be satisfied. Tenant agrees and agrees to use reasonable efforts to cause Tenant's Affiliates, to cooperate in good faith with KBS SOR II and Landlord to ensure that the REIT Requirements are satisfied, including but not limited to, providing KBS SOR II with information about the ownership of Tenant, and Tenant's Affiliates to the extent that such information is reasonably available. Tenant agrees, and agrees to use reasonable efforts to cause Tenant's Affiliates, upon request by KBS SOR II, and, where appropriate, at KBS SOR II's expense, to take reasonable action necessary to ensure compliance with the REIT Requirements. Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify, or use reasonable efforts to cause Tenant's Affiliates to notify, KBS SOR II of such noncompliance.
(7)    Both Tenant and Landlord agree that no provision of this lease shall be construed so as to cause KBS SOR II to fail to qualify as a REIT.
(8)    Tenant shall not permit any wagering activities to be conducted at or in connection with the Leased Property by any Person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Premises.
10.    COMPLIANCE WITH TERMS OF MORTGAGES.
A.    Tenant hereby covenants and agrees to at all times abide by and comply with all of the terms and provisions contained in the Loan Documents applicable to Tenant or the condition and occupancy of the Premises and such terms and provisions contained in all other deeds of trust and mortgages now or hereafter affecting the Premises (but, unless a leasehold mortgage, specifically excluding any covenant to pay the indebtedness described therein) and (subject to Sections 8.A and 15 to perform all maintenance and repair obligations with respect to the Properly as are set forth therein, and all and any insurance requirements that may be imposed thereunder. Tenant further covenants and agrees not to cause or suffer to exist any condition or event that would constitute (or, following the giving of notice or the passage of time, or both, would constitute) an event of default under the provisions of the Loan Documents or other such deed of trust or mortgage relating to the condition, occupancy, maintenance, repair or insurance of the Premises. Tenant shall perform its obligations under this Section 10.A at its sole cost and expense and in a prompt and diligent manner. Without limiting the foregoing, Tenant shall comply with all requirements of the Loan Documents (within the time periods required by the Loan Documents without any notice or grace periods herein provided), relating to financial reporting, operational reporting, tax and insurance premium escrow provisions, insurance requirements, lease and concession restrictions, budgets, furniture, fixture and equipment reserves, building expansion and alterations, casualties, tax protests, provisions obligating Tenant to terminate the Hotel Manager, restoration obligations and rights and cash management provisions. The provisions of this Section 10.A shall control over any inconsistent provisions contained herein.
B.    Landlord shall be liable for and shall pay, prior to delinquency, any and all principal interest and other amounts owing or to be owing under any and all deeds of trust or mortgages that may at any time and from time to time encumber the Premises (other than payments due under any leasehold mortgages). Tenant agrees that its interest hereunder are and will remain subordinate to any and all deeds of trust and mortgages that may at any time encumber the Premises and to any replacements, renewals, refinances, consolidations, modifications, or enlargements thereof.
C.    Tenant shall execute certain of the Loan Documents (i) to grant the First Mortgagee, as additional collateral for the Loan, a security interest in the contracts, accounts and other tangible and intangible property owned by Tenant and exclusively used or generated in the operation of the Hotel, (ii) to subordinate this Lease to the lien of the First Mortgage Loan and (iii) to consent to a collateral assignment of Landlord's rights, title and interest under this Lease to the First Mortgagee. Tenant acknowledges that Landlord would not have acquired the Premises without the First Mortgage Loan and that Tenant undertook to encumber its assets and subordinate its leasehold estate, to the extent required by the First Mortgagee, so that Landlord could obtain the First Mortgage Loan. Landlord agrees to indemnify Tenant against and save Tenant harmless, from any all losses of Tenant's assets resulting from the enforcement of First Mortgagee's security interests therein, except to the extent that such loss is caused by Tenant's own actions (including, without limitation, any default by Tenant in the-payment of Rents or other sums hereunder or in the performance of covenants, other than a covenant to make payments on the Loan, under the Loan Documents to which Tenant is a party).
11.    INDEMNIFICATION OF LANDLORD.
A.    Tenant hereby waives all claims against Landlord for damage to property and injuries to person in, upon, or about the Premises, from any cause arising at any time, except injury or damage caused by Landlord's own gross negligence or willful misconduct. Notwithstanding any contrary provision herein, Landlord shall not be responsible or liable to

Tenant for any defect or failure, latent or otherwise, in (or any act or omission in the construction of) the Premises, nor shall it be responsible or liable for any injury, lose or damage to any person or to any property of Tenant or any other person caused by or resulting from theft, bursting, breakage, leakage, steam, snow or ice, running, backing up, seepage, or the overflow of water or sewerage in any part of the Premises or for any injury, loss damage caused by or resulting from acts of God or the elements. Tenant shall give prompt notice to Landlord in case of fire, casualty, defect or accident at or in the Premises.
B.    Except to the extent of Landlord's responsibility under Section 11.A by reason of its gross negligence or willful misconduct, Tenant shall indemnify Landlord against and save Landlord harmless from any and all losses, costs, damages, charges, liabilities, obligations, fines, penalties; claims, demands, or judgments and any and all expenses, including, without limitation, attorneys' fees and expenses, court costs, costs of appeal, settlement and negotiations; arising out of or in connection with: (1) Tenant's use or occupancy of the Premises; (2) the conduct of Tenant's business or any activity, work or thing done, permitted or suffered by Tenant in, on or about the Premises; (3) any failure to perform or observe any of the terms, covenants, conditions or provisions required to be performed or observed by Tenant under this Lease; (4) any negligence of Tenant or of Tenant's employees, agents, contractors or guests; or (5) any mechanic's or materialman's lien or claim of lien, whether or not discharged, unless resulting from work which Landlord caused to be performed. In the event that any action or proceeding is brought against Landlord by reason of any of the foregoing, Tenant shall, at the request of Landlord, assume the defense of the same at Tenant's sole cost with counsel satisfactory of Landlord. Landlord and Landlord's insurers shall each have the right to employ, at its expense, separate counsel in any such action or proceeding and to participate in the defense thereof. Tenant shall consent to and indemnify Landlord against the costs of any reasonable settlement agreed to by Landlord of such action or proceeding.
12.    INSURANCE.
A.    Throughout the remainder of the Term, Tenant shall procure and maintain insurance at terms and rates and providing the amounts and types of coverage reasonably acceptable to Landlord and the First Mortgagee, but in any event a minimum of the following insurance:
(1)    Insurance on the Premises (including Hotel and contents) against loss or damage by fire, lightning, flood (if located in a flood hazard zone), wind, named windstorm, and all other risks covered by the usual standard extended coverage endorsements, and in such amounts and with such deductible limits as are approved by Landlord (which approval shall not be unreasonably withheld), all in an amount not less than the full replacement cost thereof;
(2)    Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers installed in the Premises;
(3)    Business interruption insurance against interruptions caused by any occurrence covered by the insurance referred to in Sections 12A(l) and 12.A(2), of a type and in amounts sufficient to cover rent, any leasehold mortgage payments, real estate taxes, hazard insurance premiums and adequate cleaning, lighting and maintenance of the Premises for a period of at least 24 months, and with a waiting period of no more than seven days.
B.    In addition to the foregoing, Tenant shall, throughout the Term, procure and maintain (and/or cause it Hotel Manager to procure and maintain) the following insurance:
(1)    Workers' compensation and employer's liability insurance as required by the applicable laws of the state in which the Premises is located.
(2)    Commercial general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises, including but not limited to the pier that is part of the Premises, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence for personal injury, death and property damage in an amount which is not less than that generally provided in policies of insurance procured by operators of other hotels in the county where the Premises is located, but in no event less than $10,000,000.
(3)    "Dram shop" (liquor liability) insurance in an amount which is not less than that generally provided in policies of insurance procured by operators of other hotels in the county where the Premises is located, but in no event less than $2,000,000 per occurrence.
(4)    Such other insurance in such amounts as Landlord, in its reasonable judgment, deems advisable for protection against claims, liabilities and losses arising out of or connected with the operations of the Hotel and the Premises.
C.     All insurance described in Sections 12.A and 12.B, (i) may be obtained by Tenant or the Hotel Manager by endorsement or equivalent means under blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein, (ii) shall be issued by reputable companies authorized to do business in the state where the Premises is located, and (iii) shall otherwise comply with the terms of any first mortgage or deed of trust encumbering the Landlord's interest in the Premises. Any deductibles under blanket policies must be approved by Landlord. If Landlord does not approve the deductible limits under one or more blanket policies, Tenant shall obtain insurance coverage under policies with deductible limits approved by Landlord (which approvals shall not be unreasonably withheld). Landlord shall request from lenders that any deed of trust or mortgages on the Premises contain provisions to the effect that the proceeds of the property insurance policies required to be carried under this Lease be available for repair and restoration of the Premises.
D.    All insurance policies (other than workers' compensation and employers' liability insurance) provided under this Section 12 shall name Tenant and Landlord as named insureds. In addition, policies required under Sections 12.E and 12.A(1), and (2) shall name the holders of such mortgages or deeds of trust as specified by Landlord ("Mortgagees") as named insureds. Tenant shall deliver to Landlord duplicate original policies with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies no later than the respective date of expiration. Any losses shall be paid to the named insureds as their respective interests may appear. All policies of insurance provided for under this Section 12 shall have attached thereto an endorsement that such policy shall not be canceled or materially changed without at least ten days' prior written notice to each named insured.
E.    Tenant shall procure and maintain all further insurance required under the terms of any deeds of trust or mortgages now or hereafter encumbering the Premises throughout the portion of the Term in which such deeds of trust or mortgages are in effect.
F.    It is agreed that any insurance policy carried by Tenant or the Hotel Manager with respect to the Premises (whether or not required hereunder) which does not name all of Landlord, Tenant and Mortgagees (if any) as insureds shall provide that the insurance company issuing said policy shall have no rights or subrogation against those parties specified above that are not so named on the policy.
13.    FREE FROM LIENS. Should any mechanic's or materialmen's liens or other liens or affidavits claiming liens be filed against the Premises or any portion thereof or interest therein by reason of any work done or caused or suffered to be done by Tenant, then within 30 days of being notified of any such claim, lien or filing, Tenant shall cause the same to be canceled and discharged of record by payment, bonding or otherwise as is necessary to prevent the foreclosure thereof. Tenant shall have no power to do any act or to make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate or interest of Landlord in the Premises or the Intangible Personal Property.
14.    UTILITIES. Tenant shall cause to be paid before delinquency all charges of water, sewage, gas, heat, electricity, power, telephone service, and all other services or utilities used in, upon, or about the Premises during the Term and cause to be maintained any and all deposits that may be required by any provider of such services.
15.    DAMAGE AND DESTRUCTION OF PREMISES.
A.    If, during the Term, the Premises or any part thereof shall be destroyed or damaged in whole or in part by fire or any other cause, except condemnation, Tenant shall give to Landlord immediate written notice thereof and, so long as such destruction or damage is or should be covered by insurance required to be maintained by Tenant under this Lease ("Insured Damage"), Tenant shall promptly repair, replace and rebuild such damaged or destroyed Premises, at least to the extent of the value of such Premises existing immediately prior to such damage. Landlord shall not be required to perform any repair, replacement or rebuilding of Insured Damage. Landlord shall make available the proceeds of any property hazard insurance payable on occurrence of such Insured Damage, subject to the terms of any Mortgage and subject to the following terms and conditions:
(1)    Landlord shall be entitled to require that any and all insurance proceeds payable as a result of such damage or destruction be held in trust by the First Mortgagee or a bank or trust company appointed for such purpose by First Mortgagee or Landlord ("Insurance Trustee"). Within 30 days after receipt of the insurance proceeds by Insurance Trustee, Tenant shall submit to Landlord complete plans and specifications which shall be designed to restore the Hotel or other damaged or destroyed improvements to at least the condition existing immediately prior to such damage or destruction and as completely in character as is practicable and reasonable and in compliance with any and all restrictions contained in any Mortgage then encumbering the Premises or any deed or use restrictions enforceable against the Premises. The plans and specifications shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. Within 30 days after submission of such plans and specifications, Landlord shall either approve the same or serve written notice upon Tenant of disapproval thereof and its objections thereto, but if no disapproval is given by Landlord within such 30-day period, then such plans and specifications shall be deemed to be approved by Landlord.
(2)    Following approval by Landlord of plans and specifications for the repair and/or rebuilding of the Hotel or other improvement in the Premises, Tenant shall furnish to the Insurance Trustee copies of any contracts which Tenant shall enter into for the making of repairs and/or restoration of the Hotel or other improvement in the Premises. During the course of such repair and/or restoration work, the Insurance Trustee shall pay to Tenant or to the contractors and subcontractors of Tenant for the account of Tenant, out of the insurance proceeds, 90% of the amounts owing for labor and materials furnished and supplied, with ten percent of such amounts being held as retainage, to be paid following 35 days after completion of the work, provided that no mechanics' or materialmen's liens have been filed against the Premises and/or the Premises as a result of such work. During such repair and/or restoration, Landlord, First Mortgagee and any architect, engineer or other representative whom either may select to act for it, may inspect the Hotel and other improvements in the Premises and all work and materials as rendered and installed during the course of such repair and/or restoration and upon completion. In the event that during repair and/or restoration, Landlord shall reasonably determine that the materials do not substantially conform to the approved specifications or that the damaged improvements in the Premises are not being restored substantially in accordance with the approved plans, Landlord shall give prompt written notice to Tenant specifying in detail the particular deficiency or omission. Upon receipt of any such notice, Tenant shall take such steps as shall be necessary to cause corrections to be made as to any deficiency or omission, and if necessary shall remove, replace and repair all items so that such work substantially complies with the approved plans and specifications.
(3)    If Tenant shall fail to commence repair and/or restoration, or cause such repair and/or restoration to be commenced, to the extent required under this Section 15.A, within 120 days from the date of such damage and destruction in accordance with the provisions of the Lease, or having commenced such repair or restoration, shall fail to complete it with reasonable diligence (subject to extension for acts of God and other events of force majeure), and such failure shall continue for a period of 30 days after written notice by Landlord, Landlord may, at its option and upon giving Tenant written notice that it elects so to do, make and complete such repair and restoration. In such event, and whether or not this Lease may have theretofore been terminated by reason of any default by Tenant, Landlord shall have the right, as such repair and restoration progresses, to use and apply any and all remaining insurance proceeds to the cost of completing such restoration. No occurrence of Insured Damage, or of any damage or destruction to Intangible Personal Property, shall give or grant to Tenant an option to terminate this Lease or entitle Tenant to any abatement of rental hereunder, except the Basic Rent shall be abated to the extent, if any, of the amount received by Landlord under any rent loss or business interruption insurance.

(4)    Notwithstanding any provisions in this Section 15.A to the contrary, if the Insured Damage shall be such that at least 30% of the Hotel (by floor area) requires rebuilding or restoration, and such damage or destruction occurs in the last two years of the Term, then Landlord shall have the option, in lieu of requiring the rebuilding and restoring the Hotel, to apply all insurance proceeds to the satisfaction of any Mortgage indebtedness encumbering the Premises. Such election shall be made within 60 days after the occurrence of the damage or destruction by written notice to Tenant. In such event, this Lease shall terminate and be of no further force and effect, and neither Landlord nor Tenant shall have any further rights, responsibilities or obligations hereunder.
B.    In the event of any damage or destruction of the Premises other than Insured Damage ("Uninsured Damage") which results in the Premises being rendered unusable as a hotel, then this Lease shall terminate as of the date of such Uninsured Damage, unless either Landlord or Tenant provides the other party with written notice, within 30 days after such Uninsured Damage, that it will pay for and promptly and diligently perform repair of any and all such Uninsured Damage. In the event of any Uninsured Damage which does not result in the Premises being rendered unusable as a hotel, then Basic Rent shall abate in direct proportion to the proportion that the floor area of the Hotel subject to Uninsured Damage bears to the floor area of the Hotel not subject to Uninsured Damage, effective as of the date of such the Uninsured Damage and until such time (if ever) as the same has been substantially repaired. Any repairs undertaken by Tenant under this Section 15.B shall be conducted pursuant to the provisions of Section 15.A above, except that Landlord shall be afforded all notice and approval rights otherwise provided to the Insurance Trustee.
16.    ASSIGNMENT AND SUBLETTING
A.    Except as otherwise expressly allowed by this Section 16, Tenant shall not, without the prior written consent of Landlord in each case, sell, assign or in any manner transfer this Lease or any interest therein or the estate of Tenant hereunder, or sublease or license the Premises or any portion thereof. Any change in the ownership or control of Tenant (except as to transfers of ownership interests amongst the direct and indirect owners of Tenant existing as of the date of execution hereof) shall be deemed an assignment or transfer in violation of this Section 16.
B.    Tenant shall have the right, without Landlord's consent, to sublet space or grant concessions in portions of the Premises, at any time and from time is time, but only for the purpose of permitting the operation of various activities complementing the operation of the Premises for the use specified in Section 6. The right to grant any such concession or sublease hereunder is and shall be expressly conditioned upon the furnishing of written notice by Tenant to Landlord no later than ten days after the consummation of any such granting of concession or sublease, such notice to include the name and address of the concessionaire or sublessee and the permitted use of the sublet or concession space, as well as a copy of the concession agreement or sublease instrument executed between the parties. Any such concession or sublease agreement shall expressly provide that such agreement is and shall be expressly subordinate to this Lease and to all Mortgages whether then existing or thereafter created, and any such subtenant or concessionaire shall agree therein that in the event any termination of this Lease, of a foreclosure or exercise of a power of sale under any Mortgage or conveyance of the Premises in lieu thereof

(each a "Foreclosure"), such sublease or concession shall terminate (and such subtenant or concessionaire shall become merely a tenant at sufferance) or, at the option of Landlord (if a termination of this Lease) or the transferee of the Premises (if a Foreclosure) such sublease or concession shall continue in force and such subtenant and concessionaire shall then attorn to Landlord or such transferee under such sublease or concession.
C.    If this Lease has been transferred, assigned or sold, or the Premises or any part thereof is sublet to or occupied by any party other than Tenant, in each case in violation hereof, Landlord may, after default by Tenant, collect rent from any assignee, subtenant or occupant and apply the net amount collected to the Rent due hereunder (but no such subletting, sale, assignment, occupancy or collection shall be deemed a waiver of any covenant contained in this Lease or release Tenant from any of its obligations hereunder).
D.    Tenant shall not at any time during the Term, without the prior written consent of Landlord, pledge, mortgage or hypothecate any of the leasehold estate hereby created or any of the Premises or the Intangible Personal Property,
E.    Engagement of a Hotel Manager in compliance with Section 6 shall not constitute a breach of this Section 16.
17.    DEFAULT BY TENANT; LANDLORD'S REMEDIES.
A.    Any one or more of the following events shall constitute an event of default under this Lease. ("Event of Default"):
(1)    Tenant shall abandon the Premises or otherwise cease or substantially curtail its operations in the Premises (except as necessitated by force majeure), and such abandonment, cessation or curtailment shall continue for a period of three business days after written notice by Landlord.
(2)    Tenant shall default in making payment to Landlord of (a) any Basic Rent on the date the same is due or (b) any Percentage Rent or other sum due Landlord hereunder when the same is due and payable; and such default in payment shall continue for a period of three (3) business days after written notice of default from Landlord.
(3)    Tenant shall fail to pay punctually as and when same become due and payable without penalty any tax, assessment, rate or charge or other governmental imposition, or any other charge or lien against the Premises or the Hotel, and such default shall continue for a period of 30 days after written notice by Landlord specifying such failure.
(4)    Tenant shall default in complying with any other agreement, term, covenant or condition this Lease and such default shall continue for a period of 30 days after written notice by Landlord specifying the claimed default (unless Tenant in good faith, has commenced within such 30-day period to remedy such default and at all times thereafter diligently and continuously proceeds to cure the same); provided, however, that no such cure period shall be applicable to any agreement, term, covenant or conditions contained herein which for which this Lease otherwise specifies a cure period after notice.

(5)    This Lease or the estate of Tenant hereunder shall be transferred, assigned or subleased in violation of the provisions of Section 16 above.
(6)    Tenant shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver, or liquidator of all or any substantial part of its business, estates or assets or shall commence any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation Law of any jurisdiction; whether now or hereafter in effect, or shall admit in writing an inability to pay its debts as they become due, or otherwise become insolvent.
(7)    Any such petition or application shall be filed or any such proceedings shall be commenced against Tenant and Tenant by any act shall indicate approval thereof, consent thereto, or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver, or liquidator of all or any substantial part of the assets of Tenant or adjudicating Tenant bankrupt or insolvent or approving the petition in any such proceeding, and such order shall remain undischarged for a period of more than 60 days.
(8)    Tenant shall default under any material Ancillary Document and such default shell continue through the end of any specified cure period in such Ancillary Document.
B.    This Lease is subject to the limitations that if and whenever any Event of Default shall occur, in addition to any other rights and remedies given hereunder or by law or equity, Landlord may:
(1)    Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord; or
(2)    Without effecting a termination of this Lease, enter upon and take possession of the Premises and expel or remove Tenant and any other occupant therefrom concluding, without limitation, altering locks and other security devices at the-Premises); provided, however, that Landlord, by proceeding first under this clause (2), shall not be precluded later from proceeding under clause (1) above.
C.    Exercise by Landlord of the remedies granted under Section 17.B.(2) or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Tenant, whether by agreement or by operation of Law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.
D.    In the event Landlord elects to terminate this Lease by, reason of an Event of Default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord at Landlord's Address, the sum of all rent and other indebtedness accrued to the date of such termination, and all expenses incurred by Landlord as provided in Section 17.F, plus, as damages, an amount equal to the present value of: (i) the rental payable hereunder for the remaining portion of the Term (had such term not been terminated by Landlord prior to the date of expiration of the Term), including Basic Rent, Percentage Rent and all other sums payable by Tenant hereunder with respect to the Premises, projected on the basis of the average of the Percentage Rent (including, without limitation, taxes and all other expenses) paid by Tenant to

Landlord under this Lease for the two years prior to the occurrence of the Event of Default or, if such Event of Default occurs during the first two years of the Term, the actual amount of Percentage Rent paid by Tenant to Landlord from the Commencement Date of this Lease until the date of the Event of Default, over (ii) the fair market rental value of the Premises for the remaining portion of the Term, as reasonably determined by Landlord.
E.    In the event that Landlord elects to repossess the Premises without terminating this Lease, Tenant shall be liable for, and shall pay to Landlord at Landlord's Address all Rent and other indebtedness accrued to the date of such repossession, plus Rent (including, without limitation, all taxes and expenses) and all other sums required to be paid by Tenant during the remainder of the Term until the date of expiration of the Term diminished by any net sums thereafter received by Landlord through reletting the Premises during such period (after deducting expenses incurred by Landlord as provided in Section 17.F below), it being expressly agreed that re-entry of Landlord will not affect the obligations of Tenant for the unexpired term of this Lease. In no event shall Tenant be entitled to any excess of the Rent obtained by reletting over and above the Rent herein reserved. Actions to collect amounts due by Tenant as provided in this Section 17.E may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Term.
F.    If an Event of Default occurs, Tenant shall, in addition to all amounts due under this Section 17 be liable for and shall pay to Landlord, at Landlord's Address, any and all of the following described amounts:
(1)    The cost of removing and Storing Tenant's or other occupant's property, and
(2)    All reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including, but not limited to, reasonable attorney's fees.
Past due -rental amounts, including but not limited to, Rent, Percentage Rent, and other past due payments shall bear interest at ten percent per annum from the due date until paid.
G.    In the event of termination or repossession of the Premises for an Event of Default, Landlord shall not have any obligation to relet or attempt to relet the Premises; or any portion thereof or to collect rental reletting; but Landlord shall have the option to relet or attempt to relet and in the event of reletting, Landlord may relet the whole or any portion of the Premises for any period, to any tenant for any rental, and for any use and purpose. Notwithstanding the foregoing, if Landlord brings an action for rent, Landlord shall use commercially reasonable diligence to attempt to relet the Premises.
H.    If Tenant should fail to make any payment or cure any default under this Lease within the time period (if any) provided for in Section 17.A above, Landlord, without being under any obligation to do so and without such default being thereby waived or deemed cured, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premise for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees to, pay Landlord, upon demand, all costs, expenses and disbursements (including, but not limited to, reasonable attorneys' fees) incurred by Landlord in taking such remedial action, plus interest thereon at the rate specified in Section 3.G above.
I.    In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof; or the collection of any rent or other amount due, or to become due hereunder, or recovery of the possession of the Premise in the hands of an attorney or collection agency, or files snit upon this Lease, Tenant agrees to pay all Landlord's costs of enforcement and collection, including, without limitation, reasonable attorneys' fees.
18.    DEFAULT BY LANDLORD. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any Laws granting it a lien upon the property of Landlord and/or upon Rent due Landlord, or any right of setoff, or a right to terminate this Lease), but prior to any such action Tenant shall give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have a reasonable period, but in no event less than 30 days, in which to commence to cure any such default. Unless and until Landlord fails to so commence to cure any default after such notice or having so commenced thereafter fails to exercise reasonable diligence to complete such cure, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its holding of legal title to the Premises and not thereafter.
Notwithstanding any provision to the contrary herein, if Landlord becomes obligated to pay Tenant a money judgment arising out of any failure by Landlord to perform or observe any of the terms, covenants, conditions or provisions to be performed or observed by Landlord hereunder, such money judgment shall be subject and subordinate to the Loan Documents and Tenant shall be limited for the satisfaction of said money judgment solely to Landlord's interest in the Premises or any proceeds arising from the sale thereof and no other property or assets of Landlord or its individual directors, officers or shareholders shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of said money judgment.
19.    SALES OF PREMISES BY LANDLORD. The term "Landlord" shall mean only the then current owner of the Premises, and in to event of any sale or other transfer of the Premises by Landlord, Landlord shall be released from all liability under this Lease arising out of any action, occurrence, or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the Premises shall be deemed to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease; provided, however, that the benefit of Tenant's indemnification obligations under this Lease shall also run in favor of any former Landlord.
20.    CONDEMNATION.
A.    If the whole of the Premises shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority, or if a material portion thereof shall be taken or condemned so as to make it imprudent or unreasonable, in the mutual opinion of Landlord and Tenant to use the remaining portion as a first-class hotel of the type and class existing immediately prior to such taking or condemnation, then this Lease shall terminate at Landlord's option as of the date of such taking or condemnation, and any award for such taking or condemnation, subject to the rights of the First Mortgagee or any other Mortgagees, shall belong entirely to Landlord (except for any portion of such award expressly made to compensate Tenant for the loss of its business at the Premises).
B.    If only a part of the Premises shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in the mutual opinion of Landlord and Tenant, to operate the remainder as a first-class hotel of the type and class to that existing immediately preceding such taking or condemnation, this Lease shall not terminate, but (subject to the rights of the First Mortgagee or any other Mortgagees) so much of any award made to Landlord shall be made available as shall be reasonably necessary for making alterations or modifications of the Premises, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class prior to the taking or condemnation. The balance of the award, subject to the interest of any Mortgagees, after deduction of the sum necessary for such alterations or modifications, shall belong entirely to Landlord (except for any portion of such award expressly made to compensate Tenant for the loss of its business at the Premises).
C.    For the purposes of this Section 20, a material portion of the Premises shall be deemed to have been taken if ten percent or more of the public space of the Premises is so taken or if ten percent or more of the guest rooms are so taken.
21.    QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the rent reserved and on performing all of the terms, covenants and conditions hereof on the part of Tenant to be performed, and not being in, default under any of the terms of this Lease, shall at all times during the Term peacefully and quietly have, hold and enjoy the Premises (subject to the rights of any and all Mortgages) against all persons claiming any interest therein by, through or tinder Landlord, but not as against any other person.
22.    NOTICES. Any notice, demand, approval, consent or other communication required or desired to be given tinder this Lease shall be given in writing in the manner set forth below, addressed to the party to be served at the following address, or at such other address as that party may have designated by prior notice given pursuant to this Section:

If to Landlord:
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Brian Ragsdale

With a copy to:

c/o KBS Capital Advisors LLC
11150 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025
Attention: Jamie Rodgers

With a copy to:

c/o Integrated Capital, LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention: Stewart C. Cushman

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Scott A. Morehouse, Esq.

With a Copy to:

Perkins Coie LLP
131 S. Dearborn St. Suite 1700
Chicago, IL 60603-5559
Attention: Daniel G.M. Marre

If to Tenant:
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Brian Ragsdale

With a copy to:

c/o KBS Capital Advisors LLC
11150 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025
Attention: Jamie Rodgers

With a copy to:

c/o Integrated Capital, LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention: Stewart C. Cushman

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Scott A. Morehouse, Esq.

With a Copy to:

Perkins Coie LLP
131 S. Dearborn St. Suite 1700
Chicago, IL 60603-5559
Attention: Daniel G.M. Marre

Any notice, demand, approval, consent or other communication given by (a) overnight common carrier courier service shall be deemed to be given on the business day (not including Saturday) immediately following the date it was deposited with such common carrier or (b) delivery in person or by messenger shall be deemed to have been given upon delivery in person or by messenger.
23.    LIEN FOR RENT. In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lieu and security interest of Landlord for payment of all rent and other sums agreed to be paid to Tenant in this Lease. The provisions of this Section 23 relating to such lien and security interest shall constitute a security agreement under the Uniform Commercial Code as adopted by the State where the Real Property is located so that Landlord shall have and may enforce a security interest on all property of Tenant now of hereafter placed in or on the Premises, including, but not limited to, all fixtures, machinery, equipment, furnishings and other articles of personal property. All exemption Laws are hereby waived by Tenant. Tenant agrees to execute as debtor such financing statement or statement as Landlord may now of hereafter reasonably request in order that such security interest or interests may be protected pursuant to the Uniform Commercial Code as adopted by the State where the Real Property is located, and hereby appoints Landlord as its attorney-in-fact for the purposes of executing and filing such financing statements in the name of Tenant. Landlord may at its election at any time file a copy of this Lease as, a financing statement. Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under the Uniform Commercial Code as adopted by the State where the Real Property located, which rights and remedies shall be in ,addition to and cumulative of the Landlord's liens and rights provided by Law and by the other terms and provisions of this Lease.
All of the benefits of this Section 23 shall also inure to the benefit of the First. Mortgagee and, upon an "Event of Default," or upon the occurrence of any default beyond any applicable notice and grace periods, under any Loan Document, First Mortgagee shall have the right to exercise any and all of the rights and remedies of Landlord hereunder. Moreover, Landlord's lien shall be and remain subject to the lien of and all of the rights of First Mortgagee under the Loan Documents.

24.    SUCCESSORS IN INTEREST. Subject to the provisions of Section 16 above, the provisions of this Lease shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns..
25.    LANDLORD-TENANT RELATION. The relation created by this Lease is that of landlord and tenant. No provision of this Lease shall be construed in such a way as to constitute Landlord and Tenant co-venturers or partners or to make Tenant the agent of Landlord or vice versa or to make either party liable for the debts of the other.
26.    PARTIAL INVALIDITY. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby.
27.    HEADINGS. The various section headings contained in this Lease are for the purpose of convenience only and shall not be considered a part hereof and shall not in any way affect the meaning in interpretation thereof.
28.    TIME OF THE ESSENCE. Time is of the essence of each and every obligation of Tenant tinder this Lease.
29.    SUBORDINATION; ATTORNMENT. Tenant hereby acknowledges and agrees that its rights hereunder, the lien of this Lease and all of the terms and provisions hereof are subordinate and inferior to the lien of any and all of the terms and provisions of the Loan Documents and of any other Mortgage hereafter given or granted by Landlord and any subsequent amendment or modification of the same (whether as a rearrangement, replacement, renewal, refinancing, consolidation, modification or enlargement of debt now or hereafter existing or to secure new debt). In the event any proceedings are brought for foreclosure under any of such Mortgage, or in the event of the exercise of power of sale under either of same, and an election by the purchaser at such foreclosure sale to continue this Lease in force, Tenant shall at the request of the purchaser at such foreclosure sale attorn to and recognize such purchaser as the Landlord under this Lease.
30.    THIRD PARTY BENEFICIARY/AMENDMENT. First Mortgagee shall be deemed a third party beneficiary hereof with respect to any provision hereof intended to benefit it. This Lease may not be amended, modified, supplemented, replaced or terminated without the express written consent of First Mortgagee and the Landlord hereunder shall not accept a surrender of same without the express written consent of First Mortgagee; any purported amendment, modification, supplement, replacement, termination or surrender without such consent shall be ineffective against First Mortgagee provided, however, that nothing contained in this sentence shall be deemed to limit or affect the provisions of Section 29.
31.    ESTOPPEL CERTIFICATE. Within 15 days after request therefore by either party hereto, the other party agrees to deliver to such requesting party a certificate addressed to such requesting party, certifying that this Lease is in full force and effect and amended (or, if amended, so specifying, with the date of each such amendment) and, if the case, that neither such party nor the requesting party is in default under this Lease (or, if a party is in default, specifying the same), and that neither party has any offsets, claims or defenses against the other arising under this Lease (or, if any are claimed, specifying the same).
32.    NON-WAIVER. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of either any subsequent default of the same obligation or of any other default.
33.    LAW GOVERNING. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located.
34.    ENTIRE AGREEMENT: AMENDMENTS. This Lease and the instruments referred to herein represent the entire agreement and understanding between the parties hereto regarding the subject matter dealt with herein and may not be amended, waived or discharged except by an instrument in writing executed by the party against which enforcement of such amendment, waiver or discharge is sought. The following exhibits and riders are attached hereto and incorporated herein by this reference:
Exhibit A            Basic Rent
Exhibit B            Percentage Rent Formulae
Exhibit C            Renovations
Exhibit D            Repairs and Replacement Reserve
Exhibit E            Legal Description
35.    COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.
36.    GENDER AND NUMBER. Whenever required by the context, as used in this Lease, the singular number shall include the plural, and the masculine gender shall include the feminine and the neuter.
37.    DEFINED TERMS. For purposes of this Lease, the following terms shall have the following meanings:
(1)    "Accounts Receivable" means (a) all accounts receivable of the Hotel, and (b) the Guest Ledger.
(2)    "Affiliate" of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(3)    "Ancillary Documents" means all agreements, leases, licenses, records, and other documents and instruments documenting or evidencing any of the Ancillary Rights and Obligations.
(4)    "Ancillary Rights and Obligations" means all of Tenant's right, title and interest in and to, and all of Tenant's obligations under, from time to time, any Accounts Receivable, Bartered Arrangements, Equipment Leases, Intangible Property, and Use Agreements.

(5)    "Bartered Arrangements" means any arrangements with suppliers of goods, services and materials obligating a Person to grant free or reduced room rates to such suppliers in exchange for free or reduced priced goods, services or materials.
(6)    "Claims" means any and all right, title and interest in, to and under any and all claims against any third parties which relate or may relate to the Hotel and/or the use, operation and maintenance thereof, including, without limitation, any and all claims under, against or with respect to Rebates or Refunds and any insurance companies and/or their agents with respect to any insurance claims relating to the Hotel and/or the use, operation and maintenance thereof (other than those relating to the Accounts Receivable).
(7)    "Code" means the Internal Revenue Code of 1986, as amended,
(8)    "Equipment Leases" means the leases of equipment used in the operation of the Hotel.
(9)    "Fair Market Value" means fair market value as the Landlord and Tenant agree, acting reasonably and in good faith.
(10)    "FF&E" means any and all fixtures, furniture and equipment used in connection with the operation of the Hotel.
(11)    "First Mortgagee" means the holder of the beneficial interest under the first mortgage or deed of trust (if any) on Landlord's interest in the Real Property.
(12)    "First Mortgage Loan" means the loan secured by the mortgage or deed of trust executed in favor of First Mortgagee.
(13)    "Fiscal Year" means the calendar year.
(14)    "Guest Ledger" means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Hotel from time to time.
(15)    "Intangible Property" means all right, title and interest in and to any and all intangible personal property owned and/or used in connection with the ownership, construction, development, use and/or operation of the Hotel, including, without limitation, the Reservation Agreements and Deposits, Service Contracts, Management Agreements, the Intellectual Property, the Licenses and Permits, the Records and Plans, the Claims, the Rebates or Refunds, and the Warranties, customer lists, computer software, telephone numbers for the Hotel, web site and e-mail addresses for the Hotel.
(16)    "Intellectual Property" means any and all intellectual property owned or licensed, and used, exclusively in connection with the Hotel including, but not limited to, the appearance and design of the Hotel, the Trade Names, logos, slogans and other trademarks or service marks, registered or unregistered, and styles and treatments thereof.

(17)    "Inventory" means all merchandise, food beverages (including without limitation merchandise, food and beverages located in guest rooms), fuel, supplies and other items of inventory used in connection with the operation of the Hotel.
(18)    "Licenses and Permits" means all right, title, interests, privileges, benefits and remedies in, to and under all authorizations, approvals, permits (including building permits, use permits, and certificates of occupancy), licenses (including business licenses, liquor licenses, health department licenses, and other licenses for the Hotel and its restaurants, bars and swimming pools), agreements, variances, tentative maps, final maps, plans and specifications and land use entitlements held and/or relating to the Real Property or the Tangible Personal Property.
(19)    "Loan Documents" means the documents evidencing, securing or governing the loan made by the First Mortgagee.
(20)    "Management Agreement" means any management agreement relating to the management of the Hotel.
(21)    "Motor Vehicles" means any and all vehicles owned or leased, and used in connection with, the operation of the Hotel.
(22)    "Person" means any natural person, and any corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, governmental authority and other legal entity.
(23)    "Personal Property" means all Tangible Personal Property and all Intangible Personal Property.
(24)    "Premises" means the Real Property and any Tangible Personal Property owned by Landlord as of the date hereof.
(25)    "Real Property" means that certain real property located in Myrtle Beach, Horry County, South Carolina, as legally described on Exhibit E, together with (i) all buildings, structures, lodging facilities, fixtures, and other improvements situated thereon, including the Hotel, and (ii) all rights, privileges and easements appurtenant to such real property, but excluding all minerals, oil, gas, and other hydrocarbon substances in, on and under such real property, as well as all development rights, and air rights, relating to such real property. The address of the Real Property is commonly known as 3200 S. Ocean Boulevard, Myrtle Beach, South Carolina 29577. The Real Property does not include the Campgrounds and RV Park.
(26)    "Rebates or Refunds" means any and all refunds, rebates, reimbursements or other similar payments made in connection with or as a result of (a) taxes previously paid with respect to the Hotel or any portion thereof, except for income taxes paid as a result of income earned from the operation of the Hotel, (b) fees paid to any governmental agency with jurisdiction over the Hotel or with respect to the development or operation of the Hotel, or (c) any other amounts paid to third parties in connection with the ownership, maintenance and/or operation of the Hotel, including, but not limited to, any and all deposits paid to utility companies, governmental entities and any other third parties serving the Hotel.

(27)    "Records and Plans" means (a) all books and records maintained in connection with the ownership, development, construction, maintenance or operation of the Real Property or the Hotel business, (b) all preliminary, final and "as built" plans, specifications, manuals, engineering data and reports, and surveys relating to the Real Property, and (c) all structural reviews, renovation plans and specifications, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Real Property.
(28)    "REIT" means a "real estate investment trust" pursuant to section 856-860 of the Code.
(29)    "Reservation Agreements and Deposits" means all guest, banquet room, meeting room, restaurant and other reservations, advance bookings and reservation agreements (oral and written), as well as all deposits made thereunder, received or entered into from time to time relating to the Hotel.
(30)    "Service Contracts" means the maintenance contracts, service contracts, marketing contracts, warranties, guarantees and any other similar obligations, commitments or arrangements, together with all supplements, amendments and modifications thereto (whether written or oral), relating to the marketing, operation, maintenance or enjoyment of the Hotel.
(31)    "Tangible Personal Property" means all tangible personal property located on or in, and used in connection with, the Hotel, including, but not limited to, printing materials and stationery, advertising and promotional literature, Motor Vehicles, Inventory, FF&E, menu stock, upholstery material, computer equipment, reservation terminals, cash registers, telephone system, televisions, carpets and chests, desks, chairs, bookcases, tables, curtains, hangings, pictures, sofas, couches, linens, uniforms, works of art, chinaware, glassware, silverware, ornaments, kitchen utensils, bars, bar fixtures, safes, stoves, ranges, refrigerators, radios, electrical equipment, lamps, mirrors, heating and lighting fixtures and equipment, steam and hot water boilers, engines, generators, ice machines, cooling systems, air conditioning machines, fire prevention and extinguishing apparatus, elevators and fittings, laundry machines, individual motor drives for machines, pipes, radiators, bathtubs, plumbing fixtures, gas and electric fixtures, and all similar and related articles located in the bedrooms, sitting rooms, bathrooms, boudoirs, halls, closets, kitchens, dining facilities, convention space, bar rooms, offices, lobbies, balconies, and other portions of the Hotel.
(32)    "Tenant Owned Tangible Personal Property" means all Tangible Personal Property owned by Tenant from time to time, it being understood that all Tangible Personal Property leased to Tenant hereunder, and all replacements of such Tangible Personal Property paid for by Tenant, shall be owned by Landlord.
(33)    "Trade Names" means the trade names used exclusively with respect to the Premises including, without limitation, the names "Springmaid Beach Resort and Conference Center," "Springmaid Beach," "Springmaid Beach Resort", "Springmaid Pier," "Marlins Restaurant," "BARnacles Bar & Grill," "The Back Porch Pool Bar & Grill," "Bart's Buddies Kids Club," "Harbor Oaks Golf Clubhouse," "Harbor Oaks Arcade," "Harbor Oaks Golf", "Live Oak," "Live Oak Lazy River," "Live Oak Tot Pool," "Cypress Spouting Seal Pool," "Palmetto Lazy

River," "Palmetto Tot Pool with Rainmaker", "Springmaid Watermedia Workshops", "Fish Tales General Store", "The Tackle Box".
(34)    "Use Agreements" means all subleases, licenses, concessions and similar agreements granting any other Person the right to use or occupy any portion of the Hotel.
(35)    "Warranties" means all third party warranties and guarantees relating to the Hotel or the Tangible Personal Property.
IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year fat set forth above.

IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year fat set forth above.

LANDLORD:
IC MYRTLE BEACH LLC, a Delaware limited liability company

By:    IC Myrtle Beach Manager LLC, a Delaware
limited liability company, its manager

By:	/s/ Kenneth H. Fearn
	Name:	Kenneth H. Fearn, President
	Title:	President

(SIGNATURES CONTINUTED ON NEXT SUCCEEDING PAGE)

Signature Page to Lease

TENANT:

IC MYRTLE BEACH OPERATIONS LLC (f/k/a IC Myrtle Beach TRS LLC), a Delaware limited liability company

By:    IC Myrtle Beach Manager LLC, a Delaware
limited liability company, its manager

By:	/s/ Kenneth H. Fearn
	Name:	Kenneth H. Fearn, President
	Title:	President

Signature Page to Lease

EXHIBIT A
BASIC RENT FOR INITIAL TERM
The amount of Basic Rent during the initial Term, prorated for any partial years, shall be
Year             Annual Amount        Monthly Amount
2014            $3,205,000            $267,083.33
2015            $3,205,000            $267,083.33
2016            $3,305,000            $275,416.67
2017            $3,555,000            $296,250.00
2018            $3,315,000            $276,250.00
2019            $3,055,000            $254,583.33

Notwithstanding the foregoing, in no event shall the Basic Rent be less than the amount of the debt service and other amounts required to be paid monthly pursuant to the Loan Documents (if any). Basic Rent shall be adjusted for any Additional Terms as provided in Section 3.J.

EXHIBIT A

EXHIBIT B
ADDITIONAL RENT FORMULA FOR THE INITIAL TERM
In addition to Basic Rent, for any calendar month (the "Current Month") during any calendar year (the "Current Year") during the Term in which Gross Receipts exceed at least the First Threshold (as shown in the table below), Tenant shall pay Percentage Rent in an amount based on the following computation which shall equal the sum of:

(1)
The product of (i) Gross Receipts for such month and all prior calendar months during the Current Year in excess of the First Threshold but less than or equal to the Second Threshold (both prorated for any partial calendar year during the Term) and (ii) 40%, minus all previous payments of Percentage Rent under this Paragraph 1 during the Current Year; plus

2.
The product of (i) Gross Receipts for such month and all prior calendar months during the Current Year in excess of the Second Threshold but less than or equal to the Third Threshold (both prorated for any partial calendar year during the Term) and (ii) 45%, minus all previous payments of Percentage Rent under this Paragraph 2 during the Current Year; plus

3.
The product of (i) Gross Receipts for such month and all prior calendar months during the Current Year in excess of the Third Threshold (prorated for any partial calendar year during the Term) and (ii) 55%, minus all previous payments of Percentage Rent under this Paragraph 3 during the Current Year.

As used in this Exhibit, "First Threshold", and "Second Threshold" and "Third Threshold" shall mean the following amounts:

Year	2015	2016	2017	2017	2019
First Threshold*	$13,000,000	$13,260,000	$13,525,000	$13,796,000	$14,072,000
Second Threshold*	$18,000,000	$18,360,000	$18,727,000	$19,102,000	$19,484,000
Third Threshold*	$23,000,000	$23,460,000	$23,929,000	$24,408,000	$24,896,000

*Threshold amounts are to be prorated for any partial year within the Term, excluding 2014.
The formulae for Percentage Rent set forth in this Exhibit B shall be adjusted for each Additional Term as provided in Section 3.J.

EXHIBIT B

EXHIBIT C
RENOVATIONS

Preliminary Renovation Budget

Public Design	$500,000
Public Construction	$6,300,000
Site work & Pools	$1,500,000
Guestroom Design	$300,000
Guestroom Construction	$6,280,000
Convention	$1,000,000
Hilton Systems	$1,150,000
Development Fee	$500,000

Total	$17,530,000

EXHIBIT C

EXHIBIT D
REPAIRS AND REPLACEMENT RESERVE

The Repairs and Replacement Reserve shall be based on 1% of Gross Receipts (as defined in Section 3.C of this Lease) during the period prior to the Brand Commencement Date*, and subsequently based on a percentage of Gross Receipts for each Fiscal Year as shown below:

Full Fiscal Year following the Brand Commencement Date	% of Total Operating Revenue
First (and preceding short Fiscal Year)	1%
Second	2%
Third	3%
Fourth and thereafter	4%

* Per the Management Agreement the Brand Commencement Date represents the date on which Hotel Manager determines that the Hotel may begin operations under the Brand Name (defined in the Management Agreement), which shall be no later than September 30, 2016, subject to any extensions as a result of (a) a Force Majeure Event (defined in the Management Agreement), or (b) delays primarily caused by Hotel Manager.

EXHIBIT D

EXHIBIT E
LEGAL DESCRIPTION

All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as PARCEL 2, on a plat entitled “BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C.” prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, reference to which is craved more a more complete description.

Also being shown on that certain ALTA/ACSM LAND TITLE SURVEY prepared by Robert L. Bellamy & Associates, Inc., under seal of Donald E. Thomas, SCPLS #17575, dated September 5, 2014, and last revised December 17, 2014, and more fully described as follows, according to said plat:

Commencing at the intersection of the southeastern right-of-way of Springmaid Boulevard and the northeastern right-of-way of Nash Street at an iron pin at the Point of Beginning (P.O.B.) for Parcel 2; thence N43°38’56”E for a distance of 169.38 feet to an iron pin; thence N46°21’04”W for a distance of 2.50 feet to an iron pin; thence N43°38’56”E for a distance of 1000.10 feet to an iron pin; thence S46°22’26”E for a distance of 437.92 feet to an iron pin; thence S33°20’32”W for a distance of 417.22 feet to a computed point; thence S44°03’33”W for a distance of 384.10 feet to a computed point; thence S41°55’07”W for a distance of 260.85 feet to a computed point; thence N46°51’22”W for a distance of 25.92 feet to a computed point; thence S41°39’49”W for a distance of 110.18 feet to a computed point; thence N46°48’57”W for a distance of 493.12 feet to an iron pin being the Point of Beginning. Said parcel contains 13.32 acres and is located in Socastee Township, Horry County, South Carolina.

For Informational Purposes Only: Parcels 1 and 2 – TMS # 186-12-01-008

EXHIBIT E